INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Optical Coating Laboratory, Inc. on Form S-3 of our report dated December 22, 1998 (January 8, 1999 as to Note 5), appearing in the Annual Report on Form 10-K of Optical Coating Laboratory, Inc. for the year ended October 31, 1998, and to the use of our report dated December 22, 1998 (January 8, 1999 as to paragraph 8 of Note 6 and February 22, 1999 as to Note 15), appearing in Registration Statement No. 333-76853 on Form S-3 and the related prospectus dated May 20, 1999.


Deloitte &Touche LLP
San Jose, California
September 22, 1999